Exhibit 99.6

Glossary of Commonly Used Terms, Abbreviations and Measurements

Allowance for Funds Used During Construction or AFUDC – carrying costs for the construction of certain long-lived regulated assets are capitalized and amortized over the related assets' estimated useful lives. The capitalized amount for construction of regulated assets includes interest cost and a designated cost of equity for financing the construction of these regulated assets.

British thermal unit – a measure of the amount of energy required to raise the temperature of one pound of water one degree Fahrenheit.

FERC – Federal Energy Regulatory Commission.

GAAP – United States Generally Accepted Accounting Principles.

gas – all references to "gas" refer to natural gas.

Preferred Interest – the preferred interest that EQM has in EQT Energy Supply, LLC (EES).

throughput – the volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

Measurements
Btu = one British thermal unit
BBtu = billion British thermal units
Bcf = billion cubic feet
Dth = dekatherm or million British thermal units
Mcf = thousand cubic feet
MMcf = million cubic feet
Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations
The combined financial statements of EQT Midstream Partners, LP (EQM) have been retrospectively recast to include the pre-acquisition results of Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition), as these were businesses and the transaction was between entities under common control. The recast is for the period the acquired businesses were under common control of EQT. ROM, Strike Force and Rice WV were acquired by EQT Corporation (EQT) on November 13, 2017 through EQT's merger with Rice Energy Inc. (Rice) (the Rice Merger). All references in this Current Report on Form 8-K to "EQM" refer to EQM in its individual capacity or to EQM and its consolidated subsidiaries, as the context requires. All references in this Current Report on Form 8-K to "EQT" refer to EQT Corporation in its individual capacity or to EQT and its consolidated subsidiaries, as the context requires. You should read the following discussion and analysis of financial condition and results of operations in conjunction with the combined financial statements, and the notes thereto, included in Item 1, "Financial Statements" of this Current Report on Form 8-K.
EXECUTIVE OVERVIEW
See discussion of the Midstream Streamlining Transactions in the Overview section of Item 1, "Business" included in this Current Report on Form 8-K.
For the three months ended March 31, 2018, net income attributable to EQM was $206.8 million compared to $143.2 million for the three months ended March 31, 2017. The increase resulted primarily from higher gathering and transmission revenues, which were driven mainly by third party and affiliate production development in the Marcellus Shale, and higher equity income, partly offset by higher operating expenses and higher net interest expense.
EQM declared a cash distribution to its unitholders of $1.065 per unit on April 24, 2018, which was 4% higher than the fourth quarter 2017 distribution of $1.025 per unit and 20% higher than the first quarter 2017 distribution of $0.89 per unit.

Business Segment Results
Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources. Equity income, other income and net interest expense are managed on a consolidated basis. EQM has presented each segment's operating income and various operational measures in the following sections. Management believes that the presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of segments. EQM has reconciled each segment's operating income to EQM's combined operating income and net income in Note E to the combined financial statements included in Item 1, "Financial Statements" of this Current Report on Form 8-K.
GATHERING RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2018	2017	% Change
	(Thousands, except per day amounts)
FINANCIAL DATA
Firm reservation fee revenues	$109,933	$94,271	16.6
Volumetric based fee revenues:
Usage fees under firm contracts (1)	12,108	4,821	151.2
Usage fees under interruptible contracts	57,587	3,237	1,679.0
Total volumetric based fee revenues	69,695	8,058	764.9
Total operating revenues	179,628	102,329	75.5
Operating expenses:
Operating and maintenance	11,909	10,340	15.2
Selling, general and administrative	11,507	9,425	22.1
Depreciation and amortization	14,944	8,860	68.7
Amortization of intangible assets	10,386	—	100.0
Total operating expenses	48,746	28,625	70.3
Operating income	$130,882	$73,704	77.6

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity reservation	1,964	1,728	13.7
Volumetric based services (2)	2,513	224	1,021.9
Total gathered volumes	4,477	1,952	129.4

Capital expenditures	$113,198	$48,838	131.8

(1)	Includes fees on volumes gathered in excess of firm contracted capacity.

(2)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.
Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017
Gathering revenues increased by $77.3 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017, driven by third party and affiliate production development in the Marcellus Shale. Firm reservation fee revenues increased primarily as a result of the completion of the Range Resources Corporation (Range Resources) header pipeline project and increased affiliate contracted gathering capacity and rates on various wellhead expansion projects in the current period. Usage fees under firm contracts increased due to increased affiliate volumes gathered in excess of firm contracted capacity. Usage fees under interruptible contracts for the three months ended March 31, 2018 increased by $53.7 million on ROM and Strike Force and due to an additional affiliate contract for interruptible capacity, partly offset by the additional contracts for firm capacity. As ROM and Strike Force were acquired by EQT in the Rice Merger, they came under common control with EQM on November 13, 2017. Therefore, the results of ROM and Strike Force are included in the first quarter of 2018 but not in the first quarter of 2017.
Operating expenses increased by $20.1 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 primarily driven by ROM and Strike Force for the three months ended March 31, 2018. These businesses increased operating and maintenance expense by $1.3 million, selling, general and administrative expense by $5.9 million, depreciation and amortization by $4.2 million and amortization of intangible assets by $10.4 million. The selling, general and administrative expense of ROM and Strike Force were partly offset by decreased selling, general and administrative expense on EQM's legacy operations due to a shift in strategic focus, which resulted in lower allocated costs from EQT. Depreciation and amortization expense also increased as a result of additional assets placed in-service, including those associated with the Range Resources header pipeline project and various affiliate wellhead gathering expansion projects.
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2018	2017	% Change
	(Thousands, except per day amounts)
FINANCIAL DATA
Firm reservation fee revenues	$97,775	$92,274	6.0
Volumetric based fee revenues:
Usage fees under firm contracts (1)	3,822	2,857	33.8
Usage fees under interruptible contracts	5,337	2,612	104.3
Total volumetric based fee revenues	9,159	5,469	67.5
Total operating revenues	106,934	97,743	9.4
Operating expenses:
Operating and maintenance	7,551	6,477	16.6
Selling, general and administrative	7,491	7,975	(6.1)
Depreciation and amortization	12,441	11,687	6.5
Total operating expenses	27,483	26,139	5.1
Operating income	$79,451	$71,604	11.0

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,815	2,119	32.8
Volumetric based services (2)	42	31	35.5
Total transmission pipeline throughput	2,857	2,150	32.9

Average contracted firm transmission reservation commitments (BBtu per day)	4,140	3,743	10.6

Capital expenditures	$18,929	$21,389	(11.5)

(1)	Includes fees on volumes transported in excess of firm contracted capacity as well as commodity charges and fees on all volumes transported under firm contracts.

(2)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.
Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017
Transmission and storage revenues increased by $9.2 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. Firm reservation fee revenues increased due to higher contractual rates on existing contracts with third parties and affiliates in the current period and third parties contracting for additional firm capacity. Usage fees under firm contracts increased primarily due to higher affiliate and third party volumes. The increase in usage fees under interruptible contracts primarily relates to higher storage and parking revenue, which does not have associated pipeline throughput.
Operating expenses increased by $1.3 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 primarily driven by increased operating and maintenance personnel expense.
Other Income Statement Items
The increase in equity income of $4.5 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 was primarily related to the increase in the Mountain Valley Pipeline, LLC's (MVP Joint Venture) AFUDC on the Mountain Valley Pipeline (MVP). Other income decreased by $0.6 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 as a result of lower AFUDC – equity, which was related to the timing of spending on regulated projects. The increase in net interest expense of $2.8 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 was primarily driven by higher borrowings on EQM's credit facilities.
See "Investing Activities" and "Capital Requirements" in the "Capital Resources and Liquidity" section below for a discussion of capital expenditures.
Non-GAAP Financial Measures
EQM defines adjusted EBITDA as net income plus net interest expense, depreciation and amortization expense, amortization of intangible assets, Preferred Interest payments and non-cash long-term compensation expense less equity income, AFUDC – equity and adjusted EBITDA of assets prior to acquisition. EQM defines distributable cash flow as adjusted EBITDA less net interest expense excluding interest income on the Preferred Interest, capitalized interest and AFUDC – debt, and ongoing maintenance capital expenditures net of expected reimbursements. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM's combined financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•
EQM's operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•	the ability of EQM's assets to generate sufficient cash flow to make distributions to EQM's unitholders;

•	EQM's ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing its financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM's adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that it plans to distribute.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of EQM's non-GAAP financial measures of adjusted EBITDA and distributable cash flow with the most directly comparable EQM GAAP financial measures of net income and net cash provided by operating activities.

	Three Months Ended March 31,
	2018	2017
	(Thousands)
Net income	$209,326	$143,196
Add:
Net interest expense	10,716	7,926
Depreciation and amortization expense	27,385	20,547
Amortization of intangible assets	10,386	—
Preferred Interest payments	2,746	2,746
Non-cash long-term compensation expense	331	225
Less:
Equity income	(8,811)	(4,277)
AFUDC – equity	(1,065)	(1,699)
Adjusted EBITDA attributable to the May 2018 Acquisition (1)	(46,583)	—
Adjusted EBITDA	$204,431	$168,664
Less:
Net interest expense excluding interest income on the Preferred Interest	(12,500)	(9,652)
Capitalized interest and AFUDC – debt	(817)	(1,600)
Ongoing maintenance capital expenditures net of expected reimbursements (2)	(3,865)	(2,608)
Distributable cash flow	$187,249	$154,804

Net cash provided by operating activities	$221,421	$161,422
Adjustments:
Capitalized interest and AFUDC – debt	(817)	(1,600)
Principal payments received on the Preferred Interest	1,079	1,020
Ongoing maintenance capital expenditures net of expected reimbursements (2)	(3,865)	(2,608)
Adjusted EBITDA attributable to the May 2018 Acquisition (1)	(46,583)	—
Other, including changes in working capital	16,014	(3,430)
Distributable cash flow	$187,249	$154,804

(1)
Adjusted EBITDA attributable to ROM and Strike Force for the three months ended March 31, 2018 was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by ROM and Strike Force prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to ROM and Strike Force for the three months ended March 31, 2018 was calculated as net income of $32.1 million plus depreciation and amortization expense of $4.2 million plus amortization of intangible assets of $10.4 million less interest income of $0.1 million.

(2)
Ongoing maintenance capital expenditures net of expected reimbursements excludes ongoing maintenance that EQM expects to be reimbursed or that was reimbursed by EQT under the terms of EQM's omnibus agreement of $2.8 million and $1.0 million for the three months ended March 31, 2018 and 2017, respectively.

See "Executive Overview" above for a discussion of EQM's net income, the GAAP financial measure most directly comparable to adjusted EBITDA. EQM's adjusted EBITDA increased by $35.8 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 primarily as a result of higher operating income on increased revenues driven by production development in the Marcellus Shale.
Net cash provided by operating activities, the GAAP financial measure most directly comparable to distributable cash flow, increased by $60.0 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 as discussed in "Capital Resources and Liquidity." Distributable cash flow increased by $32.4 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 mainly attributable to the increase in EQM's adjusted EBITDA, partly offset by increased net interest expense and ongoing maintenance capital expenditures.

Outlook
On February 21, 2018, EQT announced that its board of directors unanimously approved a plan to separate its upstream and midstream businesses, creating a standalone publicly traded corporation (NewCo) that will focus on midstream operations. NewCo will own the midstream interests held by EQT, including the interests in EQM. The separation is expected to be completed by the end of the third quarter 2018. As discussed in the Overview section of Item 1, "Business" included in this Current Report on Form 8-K, EQM completed the May 2018 Acquisition and Gulfport Transaction and announced the signing of the Merger Agreement in the second quarter of 2018.
EQM's principal business objective is to increase the quarterly cash distributions it pays to its unitholders over time while ensuring the ongoing growth of its business. EQM believes that it is well positioned to achieve growth based on its strategically located assets, which cover portions of the Marcellus, Utica and Upper Devonian Shales that lack substantial natural gas pipeline infrastructure. EQM believes it has a competitive advantage in pursuing economically attractive organic expansion projects in its areas of operations, which EQM believes will be a key driver of growth in the future. EQM is also currently pursuing organic growth projects that are expected to provide access to markets in the Gulf Coast and Southeast regions. Additionally, EQM may acquire additional midstream assets from EQT or pursue asset acquisitions from third parties. Should EQT choose to sell midstream assets, it is under no contractual obligation to offer the assets to EQM.
EQM expects that the following expansion projects will allow it to capitalize on drilling activity by EQT and third party producers:

•
Mountain Valley Pipeline. The MVP Joint Venture is a joint venture with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., WGL Holdings, Inc. and RGC Resources, Inc. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of March 31, 2018. The 42 inch diameter MVP has a targeted capacity of 2.0 Bcf per day and is estimated to span 300 miles extending from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia, providing access to the growing Southeast demand markets. As currently designed, the MVP is estimated to cost a total of approximately $3.5 billion, excluding AFUDC, with EQM funding its proportionate share through capital contributions made to the MVP Joint Venture. In 2018, EQM expects to provide capital contributions of $1.0 billion to $1.2 billion to the MVP Joint Venture. The MVP Joint Venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms, including an initial 1.29 Bcf per day firm capacity commitment by EQT, and is currently in negotiation with additional shippers who have expressed interest in the MVP project.

In October 2017, the FERC issued the Certificate of Public Convenience and Necessity for the MVP project. In early 2018, the MVP Joint Venture received limited notice to proceed with certain construction activities from the FERC. The MVP Joint Venture commenced construction on the MVP in the first quarter of 2018. The MVP is targeted to be placed in-service during the fourth quarter of 2018.

In April 2018, the MVP Joint Venture announced the MVP Southgate project, a proposed 70-mile interstate pipeline that will extend from the MVP at Pittsylvania County, Virginia to new delivery points in Rockingham and Alamance Counties, North Carolina. The MVP Southgate project is anchored by a firm capacity commitment from PSNC Energy. The preliminary MVP Southgate project cost estimate is $350 million to $500 million, which is expected to be spent in 2019 and 2020. EQM is expected to have between 33% and 48% ownership in the MVP Southgate project and will operate the pipeline. Subject to approval by the FERC, the MVP Southgate has a targeted in-service date of the fourth quarter 2020.

•
Affiliate Wellhead Gathering Expansion. EQM plans to invest approximately $510 million during 2018 in gathering expansion projects, primarily wellhead and header projects in Pennsylvania, West Virginia and Ohio, including commencing preliminary construction activities on the Hammerhead project, a 1.2 Bcf per day gathering header pipeline connecting Pennsylvania and West Virginia to the MVP.

•
Transmission Expansion. EQM plans to invest approximately $100 million during 2018 in other transmission expansion projects, primarily the Equitrans Expansion project, which is designed to provide north-to-south capacity on the mainline Equitrans system for deliveries to the MVP.

See further discussion of capital expenditures in the "Capital Requirements" section below.
Capital Resources and Liquidity
EQM's principal liquidity requirements are to finance its operations, fund capital expenditures, acquisitions and capital contributions to the MVP Joint Venture, make cash distributions and satisfy any indebtedness obligations. EQM's ability to meet these liquidity requirements will depend on its ability to generate cash in the future as well as its ability to raise capital in banking, capital and other markets. EQM's available sources of liquidity include cash generated from operations, borrowing under EQM's credit facilities, cash on hand, debt offerings and issuances of additional EQM partnership units.
Operating Activities
Net cash flows provided by operating activities was $221.4 million for the three months ended March 31, 2018 compared to $161.4 million for the three months ended March 31, 2017. The increase was primarily driven by higher operating income for which contributing factors are discussed in the "Executive Overview" and "Business Segment Results of Operations" sections herein partly offset by the timing of working capital payments between the two periods.
Investing Activities
Net cash flows used in investing activities was $253.8 million for the three months ended March 31, 2018 compared to $81.7 million for the three months ended March 31, 2017. The increase was primarily attributable to increased capital contributions to the MVP Joint Venture consistent with the start of construction on the MVP and increased capital expenditures as further described in "Capital Requirements."
Financing Activities
Net cash provided by financing activities was $23.2 million for the three months ended March 31, 2018 compared to net cash used in financing activities of $97.6 million for the three months ended March 31, 2017. For the three months ended March 31, 2018, the primary source of financing cash flows was net borrowings on EQM's credit facilities, while the primary use of financing cash flows was distributions paid to unitholders. For the three months ended March 31, 2017, the primary use of financing cash flows was distributions paid to unitholders.
EQM expects to access the public debt markets over the coming months to retire amounts outstanding under the EQM Term Loan Facility and to fund expansion capital expenditures and MVP Joint Venture capital contributions.
Capital Requirements
The gathering, transmission and storage businesses are capital intensive, requiring significant investment to develop new facilities and to maintain and upgrade existing operations.

	Three Months Ended March 31,
	2018	2017
	(Thousands)
Expansion capital expenditures (1)	$124,819	$66,645
Maintenance capital expenditures:
Ongoing maintenance	6,664	3,582
Funded regulatory compliance	644	—
Total maintenance capital expenditures (2)	7,308	3,582
Total capital expenditures	$132,127	$70,227

(1)	Expansion capital expenditures do not include capital contributions made to the MVP Joint Venture of $117.0 million and $19.8 million for the three months ended March 31, 2018 and 2017, respectively.

(2)
EQM accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures in the statements of combined cash flows until they are paid in a subsequent period. See Note E to the combined financial statements included in Item 1, "Financial Statements" of this Current Report on Form 8-K.

Expansion capital expenditures increased by $58.2 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 primarily as a result of increased spending on various wellhead gathering expansion projects and the Hammerhead project, partly offset by decreased spending on the Range Resources header pipeline project. The final phase of the Range Resources header pipeline project was placed in-service during the second quarter of 2017.
In 2018, capital contributions to the MVP Joint Venture are expected to be $1.0 billion to $1.2 billion, depending on the timing of the construction of the MVP, expansion capital expenditures are expected to be approximately $610 million and ongoing maintenance capital expenditures are expected to be $35 million to $40 million, net of reimbursements. Expansion and ongoing maintenance capital expenditures exclude the effect of EQM's merger with RMP as described in the Overview section of Item 1, "Business" included in this Current Report on Form 8-K. EQM's future capital investments may vary significantly from period to period based on the available investment opportunities and the timing of construction for the MVP. Maintenance related capital expenditures are also expected to vary quarter to quarter. EQM expects to fund future capital expenditures primarily through cash generated from operations, availability under its credit facilities, debt offerings and issuances of additional EQM partnership units. EQM does not forecast capital expenditures associated with potential projects not committed as of the filing of this Current Report on Form 8-K.
Credit Facility Borrowings
See Note H to the combined financial statements included in Item 1, "Financial Statements" of this Current Report on Form 8-K for discussion of EQM's credit facilities.
Security Ratings
The table below sets forth the credit ratings for debt instruments of EQM at March 31, 2018.

Rating Service	Senior Notes	Outlook
Moody's Investors Service (Moody's)	Ba1	Stable
Standard & Poor's Ratings Services (S&P)	BBB-	Stable
Fitch Ratings (Fitch)	BBB-	Stable
EQM's credit ratings are subject to revision or withdrawal at any time by the assigning rating organization and each rating should be evaluated independently of any other rating. EQM cannot ensure that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a credit rating agency if, in its judgment, circumstances so warrant. If any credit rating agency downgrades EQM's ratings, EQM's access to the capital markets may be limited, borrowing costs could increase, EQM may be required to provide additional credit assurances in support of commercial agreements such as joint venture agreements and construction contracts, the amount of which may be substantial, and the potential pool of investors and funding sources may decrease. In order to be considered investment grade, a company must be rated Baa3 or higher by Moody's, BBB- or higher by S&P or BBB- or higher by Fitch. Anything below these ratings, including EQM's current credit rating of Ba1 by Moody's, is considered non-investment grade.
$750 Million ATM Program
EQM has an at-the-market (ATM) common unit offering program, pursuant to which a group of managers, acting as EQM's sales agents, may sell EQM common units having an aggregate offering price of up to $750 million. As of June 12, 2018, EQM had approximately $443 million in remaining capacity under the $750 Million ATM Program.
Distributions
See Note J to the combined financial statements included in Item 1, "Financial Statements" of this Current Report on Form 8-K for discussion of distributions.
Commitments and Contingencies
In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when actually incurred. EQM has established reserves it believes to be appropriate for pending matters; furthermore, after consultation with counsel and giving appropriate consideration to available insurance, EQM believes that the ultimate outcome of any matter currently pending against it will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.
Off-Balance Sheet Arrangements
See Note G to the combined financial statements included in Item 1, "Financial Statements" of this Current Report on Form 8-K for discussion of the MVP Joint Venture guarantee.

Critical Accounting Policies
EQM's critical accounting policies are described in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this Current Report on Form 8-K for the year ended December 31, 2017. Any new accounting policies or updates to existing accounting policies as a result of new accounting pronouncements have been included in the notes to EQM's combined financial statements in Item 1, "Financial Statements" contained in this Current Report on Form 8-K for the period ended March 31, 2018. The application of EQM's critical accounting policies may require management to make judgments and estimates about the amounts reflected in the combined financial statements. Management uses historical experience and all available information to make these estimates and judgments. Different amounts could be reported using different assumptions and estimates.